Exhibit 99.1

FOR IMMEDIATE RELEASE

I-ON Digital Corp. Secures Strategic Expansion of U.S. Gold Claims Portfolio Through Binding Acquisition Agreement

Board-Approved Acquisition Fully Financed Through Cash, Seller Finance, Treasury-Held IONau Gold Assets and I-ON Common Stock; Closing and Digitization Targeted for Q3 2026

CHICAGO, IL - June 1, 2026 - I-ON Digital Corp. (OTCQB: IONI) (“I-ON” or the “Company”), a financial technology company focused on the digitization and tokenization of institutional-grade real-world assets (“RWAs”), today announced that it has entered into a binding Purchase and Assumption Agreement to acquire rights to 20 Bureau of Land Management (“BLM”) gold mining claims located in the southwestern United States.

The transaction represents a significant expansion of the Company’s growing gold claims pipeline and advances I-ON’s strategy of building a scalable digital asset infrastructure supported by proven ownership interests in gold-bearing mineral assets. Upon closing, the acquisition is expected to increase the Company’s inventory of onboarding-eligible mineral assets and expand the pool of eligible assets available for future digitization initiatives.

The acquisition is expected to support the Company’s broader strategy of expanding its real-world asset ecosystem through the future development of site-specific mineral processing, recovery, storage, and vaulting capabilities. Management believes these initiatives may enhance the long-term utility of qualifying mineral assets and create additional pathways for reserve monetization, asset digitization, and balance sheet growth.

The Company has secured the funding sources necessary to complete the acquisition, with consideration expected to consist of a strategic combination of cash, Seller Finance, treasury-held IONau, and I-ON common stock, with the initial funding tranche being executed in collaboration with Real Asset Acquisition Corp. (https://raac.io). In addition, the Seller has substantially completed I-ON’s proprietary onboarding, verification, and reserve qualification process prior to the opening of escrow, allowing the transaction to advance through many of its most significant diligence and qualification milestones. While final geological review, reserve validation, claim rights verification, and other customary closing conditions remain outstanding, and no assurance can be given that the claims will ultimately satisfy all onboarding requirements, the Company believes this advanced stage of review reduces execution risk, supports an accelerated path to closing, and strengthens its growing pipeline of digitization-eligible mineral assets. Subject to completion of the remaining verification and closing requirements, I-ON currently expects to complete the acquisition and onboard eligible claims into its digital asset ecosystem during the third quarter of 2026.

Beyond the initial acquisition of rights to 20 claims, the agreement provides I-ON with a joint-venture operating option over additional mineral claims held by the seller, while establishing a structured pathway for future reserve growth without the need to renegotiate mineral rights allocation on a claim-by-claim basis.

“This transaction reflects the continued execution of our long-term strategy to build a scalable pipeline of institutional-quality mineral assets for digitization, deployment, and future financial innovation,” said Carlos Montoya, Chief Executive Officer of I-ON Digital Corp. “By combining a scalable reserve acquisition strategy with a rigorous onboarding and verification framework, we believe I-ON is establishing a differentiated platform for real-world asset digitization. With financing secured and substantial onboarding milestones already achieved, this acquisition represents another step toward expanding our pipeline of digitization-eligible assets, securing individual and institutional relationships, and advancing our greater long-term growth strategy in general.”

Transaction Highlights

●	Binding Purchase and Assumption Agreement to acquire rights to 20 Bureau of Land Management (“BLM”) gold mining claims located in the southwestern United States.

●	Acquisition financed through a combination of cash, Seller Finance, IONau, and I-ON common stock.

●	I-ON has secured the funding sources necessary to complete the acquisition, subject only to customary due diligence and closing requirements.

●	Accelerated escrow timeline supported by the Seller’s substantial completion of I-ON’s proprietary onboarding and verification process prior to opening escrow.

●	Closing and digitization of the acquired claims targeted for the third quarter of 2026.

●	Joint venture operating option secured on additional seller-controlled mineral claims, creating a structured pathway for future reserve expansion.

ABOUT I-ON DIGITAL CORP

I-ON Digital Corp. (OTCQB: IONI) is a U.S.-based digital asset infrastructure company focused on real-world-asset tokenization, regulated gold-backed digital instruments, and digital asset banking services. The Company’s platform enables institutions to digitize, tokenize, manage, and distribute physical and in-situ assets within compliant, treasury-grade frameworks.

FOR FURTHER INFORMATION, PLEASE CONTACT:

I-ON Digital Corp.

Investor Relations

Email: ir@iondigital.com

Web: www.iondigitalcorp.com

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated closing, financing, escrow timeline, onboarding, digitization, and joint venture option associated with the BLM claims acquisition, as well as expected timing and benefits of the transaction. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including, among others, the satisfaction of closing conditions, completion of due diligence, regulatory and title matters, the availability and value of funding sources (including Seller Finance, IONau,and the Company’s common stock), market conditions, and the risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date hereof, and except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.